Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made by and between MEDECISION, INC., a Pennsylvania corporation (the “Company”) and TIMOTHY W. WALLACE (“Consultant”).

WHEREAS, the Company desires to retain Consultant to provide certain services described herein, and Consultant is willing to be so retained, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

1.             Duration of Agreement.  Consultant’s service under this Agreement will commence on the date this Agreement is executed and will continue until terminated by either party.  Either party may terminate Consultant’s engagement with thirty days advance written notice.

2.             Services.  Consultant is hereby retained to serve as the Company’s President, on an interim basis pending the employment of a President (who may be Consultant), reporting directly to the Company’s Chief Executive Officer or as otherwise directed by the Board of Directors (the “Board”).  Consultant will perform such duties as may be customarily incident to the position of President and such other duties as may reasonably be assigned to him from time to time by the Board; provided, however, that Consultant will neither be required nor permitted to participate in the preparation of the financial statements of the Company or any subsidiary of the Company.  It is expected that, for the duration of this engagement, the performance of services for the Company will consume substantially all of Consultant’s business time.  Consultant therefore agrees not to accept other engagements or engage in other activities that will interfere with his performance of services hereunder.

3.             Fees.

3.1.        In exchange for his services hereunder, the Company will pay Consultant a retainer of $6,500 per week.  Such amount will be paid in arrears, within seven days following the completion of the applicable week.

3.2.        To the extent Consultant continues to serve as a member of the Board during his period of service hereunder and, but for his engagement hereunder, would be entitled to receive cash compensation for such Board service, the Company will make additional payments to Consultant hereunder in the same amount(s), at the same time(s) and subject to the same conditions as the directors’ fees (excluding, for this purpose, fees payable for service on a committee of the Board) that would otherwise be payable to him under the Company’s Director compensation policies and practices, as in effect from time to time.

4.             Independent Contractor Status.  The parties acknowledge and agree that Consultant will act strictly in a professional consulting capacity as an independent contractor for all purposes, including without limitation, federal, state and local withholding, employment and payroll tax purposes, and will not be considered an employee of the Company.  Consultant further acknowledges that he will not be eligible to participate in any retirement, welfare, or other employee benefit plan or arrangement maintained by the Company or its affiliates and agrees not to claim any such benefits, whether or not this independent contractor relationship is re-characterized by a court or taxing authority as an employment relationship.  Consultant will timely deposit all taxes required to be paid with respect to compensation earned by him for the performance of services for the Company or its affiliates, and will indemnify the Company and its affiliates (including, for this purpose, the officers and directors of the Company and its subsidiaries) from all claims, interest or penalties relating to any alleged failure to withhold and/or remit such taxes on his behalf.

5.             Office Space, Equipment and Expenses.  While performing services at a Company facility, appropriate office space, office equipment and secretarial support will be provided to Consultant by the Company.  The Company will also reimburse Consultant for reasonable business travel and business entertainment expenses incurred directly in connection with his performance of services for the Company, upon submission of proper receipts.  Except as otherwise described above, Consultant will be responsible for his own business expenses.

6.             Termination of Engagement.  If Consultant’s engagement with the Company ceases for any reason, the Company’s obligation to Consultant will be limited solely to the payment of any amounts that have been become payable under Section 3 through the date of such cessation, but which then remain unpaid.  All compensation will cease at the time of such cessation and Consultant agrees the Company will have no further liability or obligation by reason of his service hereunder or the cessation of that service.

7.             Proprietary Matter.  Except as permitted or directed by the Company, Consultant will not during his engagement by the Company or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company (“Proprietary Matter”) which Consultant has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company.  Consultant acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after his engagement by the Company, Consultant will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company.  The foregoing obligations of confidentiality, however, will not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Consultant.

8.             Ventures.  If, during the term of this Agreement, Consultant is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture will belong to the Company and will constitute a corporate opportunity belonging exclusively to the Company.  Except as expressly approved in writing by the Company, Consultant will not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Consultant as provided in this Agreement.

9.             Protective Provisions.

9.1.1.     Competitive Activities.  During his service to the Company as a consultant or employee and for one year thereafter, Consultant will not in the continental United States of America, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business engaged in the provision of integrated medical management services, technology-based clinical decision support or transaction management solutions to managed care or other payers (a “Competing Business”).  Notwithstanding the foregoing, Consultant may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company.

9.1.2.       Solicitation of Customers and Employees.  During his engagement by the Company and for one year thereafter, Consultant will not, either directly or indirectly, on his own behalf or in the service or on behalf of others:

(a)           solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any customer or client of the Company, or any person or entity whose account has been solicited by the Company;

(b)           influence or attempt to influence any person to terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company; or

(c)           employ or retain any person who has resigned or been terminated from employment or engagement as an employee, consultant, agent or distributor of the Company within the preceding 12 months.

9.2.          Acknowledgements.  Consultant acknowledges that the provisions of Section 8 (the “Restrictive Covenants”) are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and his relationship with the Company, and that the Company would not enter into this Agreement or otherwise retain Consultant unless Consultant agrees to be bound by the Restrictive Covenants.

9.3.          Remedies and Enforcement Upon Breach.

9.3.1.      Specific Enforcement.  Consultant acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  Consultant will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.  In the event of any breach by Consultant of the Restrictive Covenants, the Company will be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company.

9.3.2.      Judicial Modification.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

9.3.3.      Accounting.  If Consultant breaches any of the Restrictive Covenants, the Company will have the right and remedy to require Consultant to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Consultant as the result of such breach.  This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

9.3.4.      Enforceability.  If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants.

9.3.5.      Disclosure of Restrictive Covenants.  Consultant agrees to disclose the existence and terms of the Restrictive Covenants to any person that Consultant may perform services for during the one year period following the termination of his engagement with the Company.

9.3.6.      Extension of Restricted Period.  If Consultant breaches Section 9.1, the restrictions contained in that section will be extended for a period equal to the period that Consultant was in breach.

9.3.7.      Application Following Termination.  The Restrictive Covenants will continue to apply following any termination of Consultant’s engagement without regard to the reason for that termination and without regard to whether that termination was initiated by Consultant or the Company.

10.           Miscellaneous.

10.1.        Other Agreements.  Consultant represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Consultant’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Consultant of services for the Company.

10.2.        Successors and Assigns.  The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise.  The duties of Consultant hereunder are personal to Consultant and may not be assigned by him.

10.3.        Governing Law and Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and Consultant and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

10.4.        Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in writing.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

10.5.        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

10.6.        Survival.  The provisions of this Agreement will survive the cessation of Consultant’s engagement to the extent necessary to fulfill their purposes and intent.

10.7.        Notices.  Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier.  Any notice or communication to

Consultant will be sent to the address contained in his personnel file.  Any notice or communication to the Company will be sent to the Company’s principal Consultant officers, to the attention of its Chief Consultant Officer.  Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

10.8.        Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

10.9.        Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

10.10.      Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Consultant has executed this Agreement, in each case on April 21, 2008.

MEDecision, Inc.

/s/ David St. Clair
By:	David St. Clair
Title:	CEO

Timothy W. Wallace

/s/ Timothy W. Wallace